UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Angel Oak Mortgage REIT, Inc.
(Name of Registrant as Specified in Its Charter)

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May 2, 2024

To Our Fellow Stockholders:

As members of the compensation committee (the “Committee” or “we”) of Angel Oak Mortgage REIT, Inc. (the “Company”), we are providing this supplement to the Company’s 2024 Proxy Statement filed with the Securities and Exchange Commission on April 3, 2024 (the "2024 Proxy Statement") to further clarify certain aspects of the Company's incentive compensation program design. As an externally managed REIT, none of the Company's named executive officers are employees of the Company. The Company does not have any employees, and is managed by Falcons I, LLC, the Company's external manager (the "Manager") pursuant to the management agreement among the Company, its subsidiary and the Manager. While the Company does not have any employees, it has a dedicated Chief Financial Officer and Treasurer, Mr. Brandon Filson, who is eligible to participate in incentive compensation programs established by the Committee. We encourage you to review this supplement, as well as the information provided in the Executive Compensation section of the 2024 Proxy Statement, before you cast your vote on Proposal 3: Advisory Vote on Executive Compensation (the “Say-On-Pay Proposal”).

The Committee maintains both a short-term incentive program (“STIP”) and long-term incentive program (“LTIP”) that utilize rigorous frameworks for evaluating performance. Although the 2024 Proxy Statement described these components of pay, we wanted to take this opportunity to further clarify key structural elements of these programs and how we evaluate and measure performance within these programs. Because the Company qualifies as a "smaller reporting company" under the SEC's rules, the Company prepared the 2024 Proxy Statement consistent with that standard. Under the scaled disclosure obligations applicable to smaller reporting companies, the Company is not required to provide, among other things, a Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation, including specific performance targets with respect to its incentive programs. However, in order to provide our fellow stockholders with additional context, we are disclosing the specific performance targets used in the Company's STIP and LTIP. In addition, we are providing an affirmative statement regarding executive compensation arrangements with the Manager.

Compensation Arrangements with the Manager
As disclosed in the 2024 Proxy Statement, our partially dedicated Chief Executive Officer, Sreeni. Prabhu, is an ultimate beneficial owner of the Manager and its affiliate, Angel Oak Capital Advisors, LLC. Neither Mr. Prabhu nor Mr. Filson has any compensation arrangement with the Manager other than as disclosed in the 2024 Proxy Statement nor does any other named executive officer.
Description of 2023 STIP Objectives
As disclosed in the 2024 Proxy Statement, the 2023 STIP bonus for Mr. Filson is based on a combination of an objective performance based metric, weighted 75% (the “Objective Metric”) and a subjective qualitative metric, weighted 25% (the “Subjective Metric”). The Objective Metric is determined based on an adjustable income measurement that adjusts for realized and unrealized gains and losses, securitization issuance costs and other non-cash expenses and the potential payout amount ranges in value from 0% to 150% of target. The Subjective Metric is based on Mr. Filson’s individual performance and the potential payout amount ranges from 0% to 125% of target.
The chart below contains the performance established at the beginning of the year along with the corresponding actual performance.

Objective	Threshold	Target	Maximum	Actual Performance
Adjustable Income (75%)	$2,000,000 10% of Target Payment	$20,000,000 100% of Target Payout	$40,000,000 150% of Target Payout	$15,065,000 72% of Target
Individual Performance (25%)	Discretionary			125%

Financial Objective – Adjustable Income

Our financial performance objective is based on adjustable income measurement that adjusts for realized and unrealized gains and losses, securitization issuance costs and other non-cash expenses. This goal was set based on the internal budget that was itself based on a rigorous budgeting process reviewed by the full Board of Directors and monitored over the course of the year. This goal was selected because it is a supplemental portfolio performance measure that reflects the performance of the Company’s generation of cash to support dividends or to grow the Company’s future earnings potential. We believe that metrics like this are considered by many in the real estate industry to be useful in assessing the performance of a mortgage REIT. Furthermore, based on the input we received from our external compensation consultant, nearly all of our compensation peers use some form of an income-based metric as a key financial metric within their short-term incentive programs.

Individual Performance Objective

The Committee concluded that Mr. Filson merited a performance rating at 125% of target based on its assessment of performance against his pre-established individual goals set in early 2023, which included working to reduce liquidity risk in the Company’s borrowings, improve the Company’s cash position and reduce operating expenses. The Committee determined that Mr. Filson had contributed to the Company's substantial progress in all of these areas over the course of 2023.

Description of 2023 LTIP Objectives

As disclosed in the 2024 Proxy Statement, the Board of Directors made grants of both time-based equity that vests over a four-year period and performance-based equity that is subject to future three-year performance and is based 75% on Relative Total Shareholder Return (“TSR”) and 25% Relative Book Value TSR.

The Committee has established the following threshold, target, and maximum performance goals for the 2023 performance-based equity awards. Reflecting a market best practice, the target vesting level corresponded with performance at the 55th percentile, and consequently, the Company must outperform its peers in order to receive a target payout.

Objective	Threshold	Target	Maximum
Relative TSR vs. Nareit Residential Mortgage Index (75%)	30th Percentile	55th Percentile	80th Percentile
Relative Book Value TSR vs. Nareit Residential Mortgage Index (25%)	30th Percentile	55th Percentile	80th Percentile

“Relative TSR” means the Company's total stockholder return, on a percentile basis, relative to the companies comprising the Nareit Resi Mortgage Index (the “Index”) with respect to the performance period, based on the volume-weighted trailing average closing prices of such constituent companies as of the first day and last day of the performance period (adjusted for dividends); provided that members of the Index will only be taken into account for purposes of the calculation of Relative TSR if they constitute part of the Index on both the first day and the last day of the performance period. In the event of the bankruptcy or liquidation of a constituent of the Index, such constituent will be ranked at the bottom of the Index for purposes of determining Relative TSR.

“Book Value TSR” means the change in book value over the performance period plus cash dividends declared during the performance period divided by book value at the beginning of the performance period, relative to the companies in the Index; provided that members of the Index will only be taken into account for purposes of the calculation of Book Value TSR if they constitute part of the Index on both the first day and the last day of the performance period. In the event of the bankruptcy or liquidation of a constituent of the Index, such constituent will be ranked at the bottom of the Index for purposes of determining Book Value TSR.

We believe that the above additional context helps illustrate the rigor and well-designed incentive framework established by the Committee. We encourage you to read the full 2024 Proxy Statement for further information regarding our 2023 compensation program.

FOR THESE REASONS, WE ASK OUR SHAREHOLDERS
TO VOTE “FOR” THE SAY-ON-PAY PROPOSAL

Thank you very much for your continued support of Angel Oak Mortgage REIT, Inc.

Sincerely,

The Compensation Committee

/s/ Jonathan Morgan (Chair)
/s/ Craig Jones
/s/ Landon Parsons